EXHIBIT 99.2

Immunomedics Announces Positive Results from Pivotal Phase 2 TROPHY U-01 Study of Trodelvy™ in Metastatic Urothelial Cancer

Trodelvy achieves a 27 percent overall response rate and a 5.9-month median duration of response in heavily-pretreated patients with metastatic urothelial cancer (mUC)

sBLA submission for accelerated approval expected in fourth quarter 2020, pending FDA final guidance

Phase 3 TROPiCS-04 study in third-line mUC underway

Company to host conference call and webcast today at 2:00 p.m. Eastern Time

MORRIS PLAINS, N.J., Sept. 19, 2020 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates, today announced positive results from cohort 1 of cisplatin-eligible patients in the pivotal Phase 2 TROPHY U-01 study of Trodelvy (sacituzumab govitecan-hziy) in metastatic urothelial cancer (mUC). Results confirm the interim findings and prior Phase 1/2 study results showing Trodelvy has significant activity and is safe in patients with heavily-pretreated mUC who progressed on both platinum-based chemotherapy and checkpoint inhibitors (CPI).

“Given that only about 10 percent of patients with mUC who have cancer progression after platinum-based and CPI therapy are expected to respond to single-agent chemotherapy with approximately two to three months of median progression-free survival, today’s compelling results with sacituzumab govitecan offer patients and families new hope,” commented Yohann Loriot, MD, PhD, Institut de Cancérologie Gustave Roussy, Villejuif, France, who gave the late-breaking oral presentation of the pivotal study at the European Society for Medical Oncology (ESMO) Virtual Congress 2020.

Results for cohort 1 of TROPHY U-01 are summarized in the table below. As of data cutoff on May 18, 2020, eight of the 31 responders have an ongoing response and remain on treatment. Trodelvy has received Fast Track Designation from the U.S. Food and Drug Administration (FDA) in this indication.

Parameter	Cohort 1 (N=113)
Median prior anticancer regimens, n (range)	3.0 (1–8)
Overall response rate*, n (%) [95% CI]	31 (27) [19, 37]
Complete response, n (%)	6 (5)
Partial response, n (%)	25 (22)
Median duration of response*, months [95% CI] (Range)	5.9 [4.70, 8.60] (1.4–11.7)
Median time to onset of response*, months (Range)	1.6 (1.2–5.5)
Median progression-free survival, months (95% CI)	5.4 (3.5, 6.9)
Median overall survival, months (95% CI)	10.5 (8.2, 12.3)

* Based on blinded independent central assessment per RECIST v1.1

“We believe that Trodelvy may offer a new treatment option for patients with mUC based on the successful data readout today,” remarked Dr. Loretta M. Itri, Chief Medical Officer of Immunomedics. “While we are seeking guidance from the FDA on the registrational pathway, the new Phase 3 TROPiCS-04 study in third-line mUC has been reviewed by FDA, is under review by the European Medicines Agency, and is currently in initiation phase.”

Trodelvy continued to demonstrate a tolerable and predictable safety profile consistent with previous observations in mUC and other tumor types. Treatment-related Grade 3 and 4 adverse events were mostly hematologic and gastrointestinal related, including neutropenia (34%) and diarrhea (10%). Seven patients (6%) discontinued treatment due to adverse events, three of whom due to neutropenia or its complications. There was one treatment-related death from sepsis due to febrile neutropenia. There were no grade 2 or above events of neuropathy or rash, and no cases of interstitial lung disease reported.

Conference Call

The Company will host a conference call and live audio webcast with key opinion leaders today at 2:00 p.m. Eastern Time to discuss the TROPHY U-01 results and provide a corporate update. To access the conference call supported with slides, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 1871157. The conference call with supporting slides will be webcast via the Investors page on the Company’s website at https://immunomedics.com/investors/. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for approximately 30 days.

About Immunomedics

Immunomedics is a leader in next-generation antibody-drug conjugate (ADC) technology, committed to help transform the lives of people with hard-to-treat cancers. Our proprietary ADC platform centers on using a novel linker that does not require an enzyme to release the payload to deliver an active drug inside the tumor cell and the tumor microenvironment, thereby producing a bystander effect. Trodelvy, our lead ADC, is the first ADC the FDA has approved for the treatment of people with metastatic triple-negative breast cancer and is also the first FDA-approved anti-Trop-2 ADC. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding expectations for achieving full FDA approval based on our confirmatory data for TRODELVY and the Company’s development of TRODELVY for additional indications, clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, including the filing and approval timelines for BLAs and BLA supplements, out-licensing arrangements, forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s reliance on third-party relationships and outsourcing arrangements (for example in connection with manufacturing, logistics and distribution, and sales and marketing) over which it may not always have full control, including the failure of third parties on which the Company is dependent to meet the Company’s business and operational needs for investigational or commercial products and, or to comply with the Company’s agreements or laws and regulations that impact the Company’s business; the Company’s ability to meet post-approval compliance obligations (on topics including but not limited to product quality, product distribution and supply chain requirements, and promotional and marketing compliance); imposition of significant post-approval regulatory requirements on our products, including a requirement for a post-approval confirmatory clinical study, or failure to maintain or obtain full regulatory approval for the Company’s products, if received, due to a failure to satisfy post-approval regulatory requirements, such as the submission of sufficient data from a confirmatory clinical study; the uncertainties inherent in research and development; safety and efficacy concerns related to the Company’s products and product candidates; uncertainties in the rate and degree of market acceptance of products and product candidates, if approved; inability to create an effective direct sales and marketing infrastructure or to partner with third parties that offer such an infrastructure for distribution of the Company’s products and product candidates, if approved; inaccuracies in the Company’s estimates of the size of the potential markets for the Company’s products and product candidates or limitations by regulators on the proposed treatment population for the Company’s products and product candidates; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of the Company’s products and product candidates; the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations; new product development (including clinical trials outcome and regulatory requirements/actions); the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates; risks relating to the COVID-19 pandemic in the U.S. and around the world; risks associated with litigation to which the Company is or may become a party, including the cost and potential reputational damage resulting from such litigation; loss of key personnel; competitive risks to marketed products; and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:

Dr. Chau Cheng
(862) 260-3727
ccheng@immunomedics.com

For Media Inquiries:

Darren Opland, Ph.D.
(646) 627-8387
Darren@lifescipublicrelations.com